Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts Tom Conforti Chief Financial Officer IHOP Corp. 818-240-6055 Stacy Roughan Director, Investor Relations IHOP Corp. 818-543-4138

IHOP CORP. PROVIDES 2004 PERFORMANCE GUIDANCE

Company Reports 6.0% and 4.8% Comparable Store Sales Increases for the
Fourth Quarter 2003 and Fiscal Year 2003, Respectively

GLENDALE, Calif., January 12, 2004 —  IHOP Corp. (NYSE: IHP) today announced that it currently expects earnings per diluted share for 2004 to fall within the range of $1.65 to $1.75.  Additionally, IHOP previewed its comparable store sales results for the Company’s fourth quarter and fiscal year ended December 31, 2003.  IHOP’s comparable store sales increased 6.0% for the fourth quarter 2003.  For the 12 months ended December 31, 2003, comparable store sales increased 4.8%.

Julia A. Stewart, IHOP’s President and Chief Executive Officer, said, “We are very pleased to finish 2003 with a strong comp-store sales performance.  This is a tribute to the business decisions we made in 2003, the positive momentum those decisions created within our system, and our franchisees’ and employees’ commitment to becoming number one in family dining.  In 2004, we will continue to rely upon the business strategies that drove our performance in 2003, as well as introduce new and complimentary initiatives in the areas of Development, Marketing, Operations, Training and Research and Development.”

2004 Guidance Assumptions

IHOP’s 2004 earnings per diluted share performance expectations are based on, among other things, the following assumptions:

•                  System-wide sales in the range of $1.8 billion to $1.9 billion.  This increase in system-wide sales reflects, in part, the benefit of a 53rd week in fiscal 2004.

•                  The addition of 40 to 55 new restaurants to the IHOP system in 2004, comprised of approximately 30 to 40 new franchise developed restaurants, approximately 5 to 10 IHOP developed restaurants, and approximately five restaurants developed by the Company’s area licensee in Florida.

•                  The majority of new restaurant openings are expected to take place during the second half of 2004.

450 N. Brand Boulevard • 7th Floor • Glendale, CA 91203-2306 • Phone: (818) 240-6055 • Fax: (818) 637-3030

•                  Modest growth in SG&A, ranging between $52 million to $57 million in 2004.

2004 Cash Flow Guidance

One of the benefits of IHOP’s 2003 business model change was increasing the Company’s cash flow.  The following reflects anticipated cash generation and cash commitments in 2004:

•                  Cash from operations to range between $50 million and $55 million, and principal receipts from notes and equipment contracts receivable to range between $17 million and $22 million.  These two combined sources of cash are expected to generate between $67 million and $77 million in 2004.

•                  Cash commitments include $10 million for the repayment of long-term debt principal and capital lease obligations.

•                  2004 capital expenditures of approximately $12 million, of which $3 million is associated with Company developed restaurants originally scheduled to open in 2003.  The remaining $9 million will be used for developing new restaurants in IHOP’s new Company-operated market, Cincinnati, and building an Information Technology infrastructure.

2004 Guidance Conference Call

IHOP will host an investor conference call to discuss its 2004 performance guidance today, Monday, January 12, 2004 at 12:00 p.m. ET (9:00 a.m. PT).  To participate on the call, please dial 800-884-5695 and reference pass code 19013898.  A live webcast of call can be accessed on the Investor Relations section of IHOP’s Web site at www.ihop.com.  Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.

A telephonic replay of the call can be accessed through January 19, 2004 by dialing 617-801-6888 and referencing pass code 89475006.  An online archive of the webcast will be available approximately two hours following the live call on the Investor Relations section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for 45 years. Offering more than 16 types of pancakes, as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are operated and franchised by Glendale, California based IHOP Corp.  As of December 31, 2003, the end of IHOP’s 2003 fiscal year, there were 1,165 IHOP restaurants in 48 states and Canada.  IHOP is publicly traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology.  These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements.  These factors include, but are not limited to: risks associated with the implementation of the Company’s new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.